UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2017

Acushnet Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37935	45-5644353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Bridge Street

Fairhaven, Massachusetts 02719

(Address of Principal Executive Offices) (Zip Code)

(800) 225-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01   Other Events

Magnus Holdings Co., Ltd. (“Magnus”), an entity organized under Korean law and a wholly-owned subsidiary of Fila Korea Co., Ltd. (“Fila Korea”), owns 39,345,151 shares (the “Magnus Shares”), or approximately 52.8%, of the outstanding common stock of Acushnet Holdings Corp. (“Acushnet”). The shares of Acushnet’s common stock owned by Magnus are its only assets.

Except for 5% of Acushnet’s outstanding common stock owned by Magnus that was subject to a negative pledge under Fila Korea’s credit facility (the “Fila Korea Existing Loan”), the Magnus Shares were pledged to secure borrowings under a term loan agreement (the “Existing Magnus Term Loan”) that Magnus entered into with certain Korean financial institutions on October 21, 2016. The Existing Magnus Term Loan provided for borrowings of Korean Won 309.1 billion (equivalent to approximately $273.7 million, using an exchange rate of $1.00 = Korean Won 1,129.39 as of September 20, 2017). The Existing Magnus Term Loan is scheduled to mature on October 28, 2017.

On September 22, 2017, Magnus entered into a loan agreement (the “New Magnus Loan Agreement”) with certain Korean financial institutions (the “New Magnus Lenders”) which provides for (i) term loans in an aggregate amount of Korean Won 399.2 billion (equivalent to approximately $353.5 million, using an exchange rate of $1.00 = Korean Won 1,129.39 as of September 20, 2017) (the “New Magnus Term Loans”) and (ii) a revolving credit loan of Korean Won 10.0 billion (equivalent to approximately $8.9 million, using an exchange rate of $1.00 = Korean Won 1,129.39 as of September 20, 2017) (the “New Magnus Revolving Loan” and, together with the New Magnus Term Loans, the “New Magnus Loans”).

The New Magnus Term Loans are available to be borrowed on a single drawdown date by Magnus for a three-month period commencing from September 22, 2017, and the New Magnus Revolving Loan is available for borrowings on multiple drawdown dates. The drawdown of the New Magnus Term Loans and drawdowns of the New Magnus Revolving Loan are subject to a number of conditions precedent.

Maturity. Unless repaid prior to maturity, the New Magnus Loans will mature on the date falling 36 months after the drawdown of the New Magnus Term Loans.

Interest.  The New Magnus Loans will bear interest at a fixed rate based on the rate for Korean Won-denominated non-guaranteed bank debentures issued by Korean banks with a credit rating of “AAA” announced by the Korea Financial Investment Association on the business day prior to the applicable drawdown, plus an applicable margin.

Amortization. Magnus is required to make principal payments on the New Magnus Term Loans in annual installments in aggregate principal amounts of approximately 5.0% of the original principal amount on the date that is 12 months and 24 months after the drawdown of the New Magnus Term Loans.

Mandatory Prepayment. The New Magnus Loans are subject to mandatory prepayment in certain cases, including if Magnus sells, transfers or otherwise disposes of all or a part of the Magnus Shares and if Magnus receives cash from Fila Korea through a capital increase or intercompany loan or if Magnus receives dividends or distributions from Acushnet that are not used to pay accrued interest on the New Magnus Loans.

Collateral.  The New Magnus Loans will be secured by a pledge on the Magnus Shares, which consists of all of Acushnet’s common stock owned by Magnus. If Magnus fails to pay the amount due on the New Magnus Loans at maturity or upon acceleration, the New Magnus Lenders can foreclose on the Magnus Shares, which foreclosure may be undertaken in accordance with Korean law and may result, under circumstances, in the sale of 52.8% of Acushnet’s common stock. In the event of a foreclosure on the Magnus Shares under the New Magnus Loans, if, in the reasonable opinion of the agent for the New Magnus Lenders, foreclosure of 35% of Acushnet’s outstanding common stock less one share of Acushnet’s common stock (the “Foreclosure Threshold Amount”) will be sufficient to fully satisfy the principal and interest of the New Magnus Loans, only the Foreclosure Threshold Amount will be permitted for such foreclosure. If the Foreclosure Threshold Amount is insufficient to fully satisfy the principal and interest of the New Magnus Loans, there will be no limitation on the amount of Magnus Shares that may be foreclosed.

Loan to Value Covenant. Under the New Magnus Loan Agreement, Magnus is required to maintain a specified LTV Ratio on a date each month (the “LTV Ratio Calculation Date”) following the drawdown of the New Magnus Term Loans that corresponds to the date of such drawdown (e.g. if the drawdown occurs on October 28, 2017, the maturity date of the Existing Magnus Term Loan, then the LTV Ratio will be calculated on the 28th day of each month that the New Magnus Loans are outstanding, or, if such date is not a business day, the following business day). The LTV Ratio is based on (1) the amount outstanding under the New Magnus Loans on each LTV Ratio Calculation Date divided by (2)(a) the trading-volume-weighted arithmetic mean of the closing price of shares of Acushnet’s common stock on the New York Stock Exchange during the applicable calculation period multiplied by (b) the number of shares of Acushnet’s common stock that are subject to the pledge multiplied by (c) the average exchange rate between U.S. dollars and Korean Won announced by Seoul Money Brokerage during the applicable calculation period.

If the LTV Ratio as of any LTV Ratio Calculation Date exceeds 75%, Magnus will be in breach of the New Magnus Loan Agreement. Magnus will have an opportunity to cure such breach until the period ending on the second LTV Ratio Calculation Date following such breach if: (i) Magnus has prepaid the New Magnus Loans or deposited an amount in a deposit account on behalf of the New Magnus Lenders, (ii) Magnus has purchased additional shares of Acushnet’s common stock and pledged such shares for the benefit of the New Magnus Lenders or (iii) Magnus otherwise designates in its discretion a recalculation date for the LTV Ratio following a change in the closing price of shares of Acushnet’s common stock on the NYSE or following a change in the exchange rate between U.S. dollars and Korean Won announced by Seoul Money Brokerage, in any case, so that the LTV Ratio as recalculated as of the date of such prepayment, deposit, additional pledge or designated date is 65% or lower.

Events of Default and Remedies. Each of the following, among others, constitutes an event of default under the New Magnus Loan Agreement, subject to applicable cure periods: (i) Magnus fails to pay any sum payable under the New Magnus Loan Agreement when due, (ii) any representation or warranty of Magnus is incorrect in any material respect, (iii) Magnus breaches any of its obligations under the New Magnus Loan Agreement and related financing documents or any such agreements ceases to be in effect or enforceable, (iv) certain indebtedness of Magnus, Fila Korea or Acushnet in excess of Korean Won 5.0 billion (or its equivalent) becomes due and payable prior to its scheduled maturity, (v) a bankruptcy or other insolvency or liquidation event occurs with respect to Magnus, Fila Korea or Acushnet, (vi) any governmental authority expropriates or confiscates any major assets of Magnus or Fila Korea or makes a disposition equivalent thereto; (vii) Magnus is subject to a judgment default in excess of Korean Won 1.0 billion, (viii) a material adverse effect (as defined in the New Magnus Loan Agreement) with respect to the business, operations, property or financial condition of Magnus, Fila Korea or Acushnet occurs; (ix) any auditor of Magnus, Fila Korea or Acushnet delivers an adverse or qualified opinion, (x) Magnus owns 50.0% or less of Acushnet’s total issued and outstanding shares of common stock or (xi) the LTV Ratio calculated on any LTV Ratio Calculation Date exceeds 75%.

If an event of default occurs (other than (i) failure to pay any amount payable under the New Magnus Loan Agreement when due and (ii) upon a bankruptcy or other insolvency or liquidation event with respect to Magnus, Fila Korea or Acushnet), the New Magnus Lenders will have a right to accelerate the maturity of the New Magnus Loans. If Magnus fails to pay any amount payable under the New Magnus Loans when due, including interest, or if Magnus, Fila Korea or Acushnet become subject to a bankruptcy or other insolvency or liquidation event, the principal and accrued interest on the New Magnus Loans becomes automatically due and payable.

In connection with the New Magnus Loan Agreement, Fila Korea entered into an agreement with Magnus and the New Magnus Lenders under which Fila Korea agreed to provide subordinated loans to Magnus in the event Magnus is unable to pay any sum payable under the New Magnus Loan Agreement when due.

Governing Law.  The terms of the New Magnus Loan Agreement will be governed by the laws of the Republic of Korea.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSHNET HOLDINGS CORP.

By:	/s/ William Burke
Name:	William Burke
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: September 22, 2017